SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):February 24, 2009 (February 24, 2009)

AMC ENTERTAINMENT INC.

 (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8747 (Commission File Number)	43-1304369 (I.R.S. Employer Identification Number)

920 Main Street, Kansas City, Missouri 64105

 (Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (816) 221-4000

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2009, Peter C. Brown provided AMC Entertainment Holdings, Inc. (“AMCEH”) with notice of his retirement from his positions as Chairman of the Board, Chief Executive Officer and President of each of the AMCEH, Marquee Holdings, Inc. (“Marquee”) and AMC Entertainment Inc. (“AMCE” or the “Company”), effective March 2, 2009 (the “Effective Date”).  On February 24, 2009, AMCE issued a news release announcing, among other events, Mr. Brown’s retirement.  A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Brown and AMCEH, Marquee and AMCE entered into a Separation and General Release Agreement (the “Separation Agreement”) on February 23, 2009.  The Separation Agreement supersedes Mr. Brown’s existing employment agreement with those entities.  The brief description that follows does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Upon the Effective Date Mr. Brown will receive a cash severance payment of $7,013,985 (less applicable withholding) and payment for his shares of AMCEH common stock, which he has elected to sell to AMCEH pursuant to a right provided to him under his employment agreement.  The Separation Agreement prohibits Mr. Brown from disclosing confidential information and includes a release by Mr. Brown of any claims against the AMC entities and a mutual nondisparagement covenant.  All of Mr. Brown’s outstanding stock options shall be forfeited as of the Effective Date.

The news release referenced above also announced the appointment of Gerardo I. Lopez, 49, as the Company’s Chief Executive Officer and his election to the Company’s Board of Directors, each effective as of the Effective Date.  Mr. Lopez most recently served as Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions.  Prior to joining Starbucks, Mr. Lopez was president of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004.

In connection with the appointment of Mr. Lopez, on February 23, 2009, he and AMCE entered into an Employment Agreement (the “Employment Agreement”) that has a three-year initial term and is briefly described below.  The description does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Under the Employment Agreement, Mr. Lopez’s base salary shall be $700,000 per year.  He is ineligible for a bonus for fiscal year 2009 but his target incentive bonus for fiscal year 2010 is equal to 70% of his annual base salary.  In addition, he is receiving a one-time special incentive bonus that vests at the rate of $400,000 per year over five years, provided he remains employed on each vesting date (with such vesting requirements deemed satisfied if Mr. Lopez experiences an involuntary termination within 12 months after a change of control).  The first three installments of the special incentive bonus are payable on the third anniversary of the Effective Date and the fourth and fifth are payable upon vesting.  Any bonus is subject to mandatory repayment if based on materially inaccurate financial statements or performance metrics.

Upon approval by the committee that administers the option plan, Mr. Lopez will receive a grant of a stock option (the “Option”) to purchase 1.25% of the issued and outstanding shares of the common stock of AMCEH.  The Option will vest in five equal annual installments, subject to Mr. Lopez’s continued employment.  Notwithstanding the foregoing, all shares subject to the Option shall vest in full upon Mr. Lopez’s involuntary termination within 12 months after a change of control.

If Mr. Lopez’s employment by the Company terminates during the term as a result of an involuntary termination, he shall receive an amount equal to (x) two times his base salary plus (y) two times his average bonus during the preceding two years.  The severance payments and any accelerated vesting following a change in control are conditioned upon his execution and non-revocation of a release of claims.  Under the Employment Agreement, Mr. Lopez is subject to non-compete and non-solicitation covenants during his employment and for 24 months thereafter.  He is also bound not to disclose confidential information and is subject to a nondisparagement covenant.

Item 9.01.              Financial Statements and Exhibits.

(d)           The exhibits listed below and in the accompanying Exhibit Index are furnished as part of this Current Report on Form 8-K.

Exhibit	Description

10.1	Separation and General Release Agreement, dated as of February, 23, 2009, by and between Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Inc.

10.2	Employment Agreement, dated as of February 23, 2009, by and between Gerardo I. Lopez and AMC Entertainment Inc.

99.1	News Release dated February 24, 2009 titled, “AMC Entertainment Inc. Announces Leadership Change; Chairman and CEO Peter C. Brown Retires; Gerardo I. Lopez Named Chief Executive Officer and Director.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.

Date: February 24, 2009	By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation and General Release Agreement, dated as of February, 23, 2009, by and between Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Holdings Inc.

10.2	Employment Agreement, dated as of February 23, 2009, by and between Gerardo I. Lopez and AMC Entertainment Inc.

99.1	News Release dated February 24, 2009 titled, “AMC Entertainment Inc. Announces Leadership Change; Chairman and CEO Peter C. Brown Retires; Gerardo I. Lopez Named Chief Executive Officer and Director.”